UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 28, 2013

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma	73107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Zena Energy L.L.C., (“Zena”), which is a subsidiary within the Chemical Business of LSB Industries, Inc. (the “Company”), has purchased from Hat Creek Energy LLC (“Hat Creek”) certain working interests in natural gas properties located in the Marcellus Shale in Wyoming County, Pennsylvania. The purchase represents an increase from 7.7% to 9.7% in the average net revenue interest for proven reserves in the same natural gas properties purchased by Zena in October 2012. The purchase price paid by Zena was $9.2 million in cash, which was funded using the Company’s existing working capital. The acquisition was completed pursuant to the terms of the Purchase and Sale Agreement, dated August 28, 2013 (the “Agreement”), between Hat Creek, as seller, and Citrus Energy Appalachia, LLC, Troy Energy Investments, LLC, and Zena, as buyers, to be effective as of July 1, 2013. The Agreement contains customary representations, warranties, covenants, and indemnifications.

The Company’s Chemical Business purchases a significant amount of natural gas as feedstock for the production of anhydrous ammonia. The acquisition of the additional working interests in the natural gas properties is part of the Chemical Business’s hedging strategy to protect against rising natural gas prices for a limited amount of the Company’s natural gas requirements. The Company is not the operator of these natural gas properties.

The foregoing summary description of the Agreement is not complete and is qualified in its entirety by the actual terms of the Agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description

99.1	Purchase and Sale Agreement, dated August 28, 2013, between Hat Creek Energy LLC, Citrus Energy Appalachia, LLC, Troy Energy Investments, LLC, and Zena Energy, LLC. Exhibits to the Purchase and Sale Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 30, 2013.

LSB INDUSTRIES, INC.

By:	/s/ Tony M. Shelby
Tony M. Shelby,
Executive Vice President of Finance,
Chief Financial Officer